Exhibit 99.1

UNDER ARMOUR NAMES
LISA COLLIER AS CHIEF PRODUCT OFFICER

30-Year Veteran Joins After Leading at NYDJ, Levi’s and Dockers

BALTIMORE, April 15, 2020 – Under Armour, Inc. (NYSE: UA, UAA) today announced the appointment of Lisa Collier as Chief Product Officer. With more than 30 years across global brand leadership, product development, supply chain and merchandising, Collier will bring a multi-disciplined specialty retail expertise to Under Armour’s leadership team. She will report directly to President and Chief Executive Officer Patrik Frisk and is expected to start on April 27.

“Lisa is an exciting addition to our leadership team,” said Under Armour President and Chief Executive Officer Patrik Frisk. “Her strength as a retail leader will be invaluable as we continue to execute against our long-term strategies and work to deliver performance solutions you never knew you needed and can’t imagine living without.”

Collier joins Under Armour after leading NYDJ (Not Your Daughter’s Jeans) as President and CEO from 2016-2019. Prior to joining NYDJ, she held numerous positions over her 13-year career with Levi Strauss & Co., including SVP, Product Development and Innovation, EVP, President Dockers, and Chief Transformation Officer. Earlier in her career, Collier held positions at Tarrant Apparel Group, The Limited and Hess’s Department Stores. She is a graduate of the Art Institute of Pittsburgh.

“I look forward to joining Under Armour and working with a world-class team that will continue to advance the brand’s legacy to create innovative and stylish products that help consumers meet their fitness goals,” said Lisa Collier. “The brand has demonstrated commitment to evolution and growth, and from day one I will utilize the knowledge and experience gained over the course of my career to ensure the success of Under Armour’s mission.”

Collier will have oversight of the company's category management, product, merchandising and design functions. She will succeed Kevin Eskridge, who resigned as Chief Product Officer and will depart the company in August. Collier will work closely with Eskridge to ensure a smooth transition.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear and accessories. Powered by one of the world’s largest digitally connected fitness and wellness communities, Under Armour’s innovative products and experiences are designed to help advance human performance, making all athletes better. For further information, please visit https://about.underarmour.com.

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Under Armour Contacts:
Blake Simpson
SVP, Global Communications, PR & Events
(443) 630-9959